This Agreement is made between:

Master Organization, Investor Limited, from New Zealand registered company number NZ Co. 5182881 NZBN: 9429041216286 (hereinafter called the "Master Organization") of the other part.

AND

Master Introducer, Indo Global Exchange (IGEX) with address of Menara Standard Chartered Building, Jl. Prof. Dr. Satrio KAV 146, 30th Floor, Jakarta, Indonesia (hereinafter called the "Master Introducer") of the other part.

1) DEFINITIONS – INTERPRETATIONS

In the agreement, unless the context otherwise requires, the following words shall be construed as follows:

Broker: FxPro Financial Services Ltd, a Limited Company in the business of Financial Services, regulated by the Cyprus Securities and Exchange Commission (license number 078/07) and licensed to provide investment services, and a company incorporated and registered under the laws of the Republic of Cyprus under Certificate of Registration No. 181344, having its registered office at 1 Kariatidon Str, Ypsonas, 4180 Limassol, Cyprus.

Individual Introducer: is a person and/or legal entity offering such services to their Clients excluding the execution of CFD's, or assisting them for such services.

Master Introducer: is a person and/or legal entity which has control over an environment and/or territory dealt by Individual Introducers

Master Organization: is a person and/or legal entity which has, under separate agreement with the Broker, control over an environment and/or territory dealt by Master Introducers and Individual Introducers, and having the authority to make its own commercial terms with Master Introducers and Individual Introducers.

Client: is a person and/or legal entity opening an account with the Broker for the reception of services related to the financial instruments of Contracts for Differences (CFDs), through an Individual Introducer.

CFDs: Contracts for Differences on spot FOREX, Stocks, equity indexes, precious metals, commodities or on any other underlying asset available for trading.

Master Commission: Commission enabled by the Master Organization and paid by the Master Organization to the Master Introducer calculated as the following terms and conditions demand.

Commission: Commission paid to the Individual Introducer.

2) RECITALS

WHEREAS, the Parties wish to enter into the present Agreement for the Broker and Master Organization to benefit from the promotion done by the Master Introducer and the Master Introducer to enhance the quality and range of services provided by the Individual Introducers under his control.

WHEREAS, the Master Introducer wishes to promote the Broker's services through the Master Introducer's network developed by its Individual Introducers.

3) PROVISION OF SERVICES

All of the above are of the essence and form an integral part of this Agreement.

The Master Introducer shall act on the best of his ability and shall be obligated towards the Broker and Master Organization to promoting the following as being the services of the Broker:

a) Introduce to his Individual Introducers, natural persons or legal entities the execution service provided by the Broker in relation to the financial instruments of CFDs.
b) Fairly and accurately describe the Broker's business and the service available.
c) Comply with any business related instruction or direction given by the Broker and Master Organization in relation to Broker services.

It is understood and the Master Introducer accepts that, in order for the present agreement to be applied, all Individual Introducers must sign separate agreements with the Master Introducer, expressly stating their obligations and rights with the Master Introducer.

It is understood that under this agreement the Master Introducer is also an Individual Introducer entitle to remuneration from the Master Organization and is allowed to conduct any service provided under an Individual Introducer Agreement. The Master Introducer is allowed to enter into a separate Individual Introducer agreement with the Broker if he has such intentions to provide such services, but such an agreement will negate any Commissions owed by the Master Organization to the Master Introducer.

4) REMUNERATION

The Master Introducer will be entitled to an Individual Introducer level Commission enabled by the Master Organization and paid from the Master Organization, equal $25 per million on the monthly USD Value generated from underlying Clients introduced and on underlying Individual Introducers controlled by the Master Introducer.

The Master Introducer will be entitled to a Master Commission enabled by the Master Organization and paid from the Master Organization, equal to 10% on the monthly Commission generated by underlying Individual Introducers and Clients controlled by the Master Introducer.

It is agreed by the Parties that the Master Commission will be paid by the 7th of each month and will be calculated on Commissions paid to the Individual Introducers for the previous month.
If the Master Introducer enters into a separate Individual Introducer agreement with the Broker, this will be excluded from the calculation of the Commission.

It is also agreed by the Parties that the Master Commission and its percentage as stated will be reviewed yearly, with mutual consent by the Parties, on how it will be formed.

The Broker reserves any and every right to change the way of payment of

Commission to the Individual Introducers for reasons concerning the market spread and/or changes on the Broker's pricing policy in general, without the prior consent of the Master Introducer.

The Master Introducer should not accept and keep any of the Individual Introducers moneys in relation to the services offered by the Broker.

The Broker has sole discretion to accept any introduction or claim of control over current or previous Introducers of the Broker by the Master Introducer.

5) MASTER INTRODUCER'S OBLIGATIONS

The Master Introducer affirms that will comply with all provisions and requirements of this Agreement and the Law and Regulations for Protection of Personal Data 138 (I) 2001.

Where the Master Introducer is a legal entity it affirms that its employees and/or representatives shall execute their duties in accordance with the highest industry standards and will comply with all provisions and requirements of this Agreement and the Law and Regulations for Protection of Personal Data 138 (I) 2001;

The Master Introducer will keep the Broker and Master Organization at all times indemnified on advice he gives to the Individual Introducers and the Broker and the Master Organization accepts no responsibility on such advice.

The Master Introducer assures that he will show the necessary skill, interest, and high level of professionalism so as to satisfactorily fulfil its obligations arising under the Agreement. It is understood that the Master Introducer shall undertake all necessary steps so as the Confidentiality obligations arising under this Agreement, to be extended to all employees, agents and/or representatives of the Master Introducer.

During the execution of this Agreement, the Master Introducer may receive Confidential and Personal information for the Individual Introducers' Clients activities and/or identity. The Master Introducer shall not disclose such information gathered without the Broker's written consent.

The Broker, Master Organization and the Master Introducer acknowledge that the relationship created between them by this Agreement or between the Broker or Master Organization and any officer or employee of the Introducer is not as employer and employee, agents, partners, or joint ventures. The Master Introducer agrees that he is not authorized to enter into any agreement or obligation for on behalf of the Broker or Master Organization.

The Master Introducer will be responsible for the payment of any taxes and/or charges and/or duties due, arising from the course of his business.

The Master Introducer will be responsible for all and any costs and/or expenses that may incur by the implementation of the present Agreement.

The Master Introducer shall not act as an agent or Appointed Representative of the Broker or Master Organization or hold himself out as having any authority to do so or give or accept any commitment guarantee of obligation for or on behalf of the Broker or Master Organization.

The Master Introducer shall not give any advice or make any recommendation on behalf of the Broker or Master Organization.

The Master Introducer will not advertise or circulate written information concerning the Broker without the Broker's express written prior approval and the Master Introducer will be responsible for the cost of such approved advertising.

6) MASTER ORGANIZATION'S OBLIGATIONS

The Master Introducer's Master Commission will be exclusively enabled by the Master Organization and paid by the Master Organization and will not be added to the Individual Introducers Client's fees or charges owed by such Client to the Broker.

The Broker and Master Organization will have no liability to the Individual Introducers' clients or to the Individual Introducers for any advice, decision or recommendation given or made by the Master Introducer and the Master Introducer will indemnify the Broker and Master Organization for any loss or liability arising from any such advice, recommendation or decision or from any delay, default or neglect by the Master Introducer in relation to any customer services provided.

7) DURATION AND TERMINATION

This agreement will be effective as of the date executed and will stay valid for an indefinite period of time.

This Agreement may be terminated:

a) By either party giving to the other 90 day's written notice to that effect.

b) At any time by the Master Organization without giving any written notice to the Master Introducer, in case of one of the following events:

   i. Any liquidation, insolvency, receivership or any other process of such effect in any jurisdiction, of or in relation to the Master Introducer or his assets or the Master Introducer ceases to pay debts in the ordinary course of business;
   ii. The Master Introducer being in breach of any of the terms, conditions or warranties of this agreement.

It is understood by both parties that such termination shall be without prejudice to any outstanding or accrued obligations of the parties until the day of termination.

In the event of termination occurring, for any reason, each party will return the other party's documents, brochures, call reports and any other material in his possession relating to the Services set out in the Agreement. It is also understood and accepted that the Master Introducer's confidentiality shall survive any termination.

8) MISCELLANEOUS

The Master Organization and the Master Introducer acknowledge that this Agreement confers no exclusive right upon either party to the services of the other party. Neither party shall be precluded by this Agreement from entering into the same or similar agreements with other parties.

This Agreement is personal to the Master Introducer and may not be assigned, transferred, or used as a security unless formally agreed to by both parties.

All conditions of the present Agreement are essential and any breach of any of these conditions from whatever party, gives right to the innocent party to terminate the present Agreement without notice and to claim from the culpable party compensation for any damages that will be suffered due to such breach, as well as expenses and interest.

Whatever warning or notification or letter etc., regarding the present Agreement shall be given in writing sent by a registered post letter or by a personal delivery to the receiver to the last known address and shall deemed to be received normally, 72 hours after its mailing in case of a letter and immediately in case of personal delivery.

The entire Agreement between the parties is expressed in this writing. No other Agreements or representations shall be binding on the parties unless endorsed herein or on a separate instrument signed by the parties.

This Agreement shall be interpreted and construed according to laws of Victoria, Australia. Any disputes arising out of or in connection with the present Agreement which are not friendly solved by mutual agreement, as a first option, shall be settled in the Courts of Victoria, Australia.

It is agreed by both Parties that in the event that any of the terms and/or conditions of this Agreement, is to be proven contradictive to any Cyprus Laws and/or Regulations, then this term will be immediately null and void without influencing validity of the rest of the Agreement.

This Agreement has been duplicated and each party has a copy.

In confirmation and faithful commitment to all of the conditions of the present Agreement the parties set their signatures below.

Executed for and on behalf of the Master Organization:

Name: James Manczak

Title: Director

Signature:

Date: 10 July 2015

Executed for and on behalf of the Master Introducer:

Name:

Title:

Signature:

Date:

Addendum 1

1) Access to introduced Client record will be granted through Salesforce. Furthermore, Master Organization will assist Master Introducer in creating web-to-lead capture forms for referrals of the Master Introducer and of underlying Introducers.

2) Introduced Client's analytics and reporting with be given to the Master Introducer through FxPro Analytics.

3) The Master Introducer will retain 100% ownership of all referred Clients, notwithstanding FxPro principal relationship with the Client.

4) For clarification purposes, revenue is $25 per million at the Introducer level plus 10% of underlying Introducer to the Master Introducer.

5) Master Introducer will receive 100% of the performance fees that flow through to Master Organization that are gained from Clients introduced to the Master Organization by Master Introducer and its underlying Introducers.

Executed for and on behalf of the Master Organization:

Name: James Manczak Title: Director

Signature: [signature] Date: 10 July 2015

Executed for and on behalf of the Master Introducer:

Name: John O'Shea Title: Director

Signature: [signature] Date: 10 August 2015

Addendum 2

1) It is agreed by the parties to add Jackson Capital Pty. Ltd. from Victoria, Australia registered company number 165 682 842 as "Joint" Master Introducer with IGEX; and that any reference to Master Introducer apply to both parties jointly in the within this Master Introducer Agreement.

2) Jackson Capital Pty. Ltd. and IGEX authorize each other to be the authorized representative of the Master Introducer Agreement; and, furthermore, the parties indemnify the Master Organization of the outcome of any instruction or request given by either party.

3) Whereas strategies operated by the Master Introducer have been approved by FxPro to be "marked-up" and deployed on the SuperTrader platform, the Master Introducer will receive 100% of the "mark-up" benefit received by the Master Organization on the volume generated by all underlying Clients of the Master Organization.

Executed for and on behalf of the Master Organization:

Name: James Manczak Title: Director

Signature: Date: 10 July 2015

Executed for and on behalf of the Master Introducer:

Name: JOHN O'Shea Title: DIRECTOR

Signature: Date: 10 AUGUST 2015

Executed for and on behalf of the Master Introducer:

Name: Title:

Signature: Date:

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